Exhibit 10.2

EXHIBIT A

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

THIS NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED ON OR ABOUT THE DATE HEREOF BY AND BETWEEN THE HOLDER HEREOF AND SQUARE 1 BANK.

7% CONVERTIBLE NOTE

OF

LOCAL CORPORATION

Issuance Date: April , 2013	Original Principal Amount: $2,500,000

THIS NOTE (“Note”) is one of a duly authorized issue of Notes of LOCAL CORPORATION, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), designated as the Company’s 7% Convertible Notes due on April     , 2015 (the “Maturity Date”) in an aggregate principal amount (when taken together with the original principal amounts of all other Notes) which does not exceed Five Million U.S. Dollars (U.S. $5,000,000) (the “Notes”).

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of [            ] or its registered assigns or successors-in-interest (“Holder”) the principal sum of Two Million Five Hundred Thousand Dollars (U.S. $2,500,000.00), together with all accrued but unpaid interest thereon, if any, on the Maturity Date, to the extent such principal amount and interest has not been repaid or converted into the Company’s Common Stock, $0.00001 par value per share (the “Common Stock”), in accordance with the terms hereof. Interest on the unpaid principal balance hereof shall accrue at the rate of 7% per annum from the date of original issuance hereof (the “Issuance Date”) until the same becomes due and payable on the Maturity Date, or such earlier date upon acceleration or by conversion or redemption in accordance with the terms hereof or of the Purchase Agreement. Interest on this Note shall accrue daily commencing on the Issuance Date and shall be computed on the basis of a 360-day year, 30-day months and actual days elapsed and shall be payable in accordance with Section 1 hereof. Notwithstanding anything contained herein, this Note shall bear interest on the due and unpaid Principal Amount from and after the occurrence and during the continuance of an Event of Default pursuant to Section 4(a) at the rate (the “Default Rate”) equal to the lower of eighteen (18%) per annum or the highest rate permitted by law, until and unless such Event of Default has been cured. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid interest and fees and any remaining amount to principal.

All payments of principal and interest on this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note or by Company check. This Note may not be prepaid in whole or in part except as otherwise provided herein. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement dated on or about the Issuance Date pursuant to which the Notes were originally issued (the “Purchase Agreement”). For purposes hereof the following terms shall have the meanings ascribed to them below:

“Alternate Conversion Price” means the lower of (a) the Conversion Price as in effect on the Conversion Date of the applicable Alternate Conversion and (b) 80% of the VWAP on the Trading Day immediately preceding the Conversion Date of the applicable Alternate Conversion.

“Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act or tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act for 20% or more of the Company’s Common Stock), (ii) any person (as defined in Section 13(d) of the Exchange Act) but excluding Holder, together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 35% of the Company’s voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company’s Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, or (v) the Company enters into any agreement providing for an event set forth in (i), (ii), (iii) or (iv) above.

“Conversion Amount” means the sum of (x) the portion of the principal amount to be converted, redeemed or otherwise with respect to which this determination is being made, (y) all accrued and unpaid interest with respect to such portion of the principal amount and any accrued and unpaid late charges with respect to such portion of such principal amount and such interest and (z) solely with respect to any Alternate Conversion (as defined herein), the applicable Make-Whole Amount.

“Conversion Ratio” means, at any time, a fraction, of which the numerator is the entire outstanding Principal Amount of this Note (or such portion thereof that is being redeemed or repurchased), and of which the denominator is the Conversion Price as of the date such ratio is being determined.

“Conversion Price” shall equal $2.01 (which Conversion Price shall be subject to adjustment as set forth herein).

“Convertible Securities” means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

“Effective Date” means the date on which a Registration Statement covering all the Underlying Shares and other Registrable Securities (as defined in the Investor Rights Agreement) is declared effective by the SEC.

“Eligible Market” means the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange.

“Equity Conditions” means, during the period in question, (i) the Company shall not have failed to duly honor all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices of the Holder in the timeframes allowed for such conversions and redemptions, if any, (ii) the Company shall have paid all liquidated damages and other amounts then-owing to the Holder in respect of this Note, if any, (iii) all of the shares of

Common Stock issued or issuable pursuant to the Notes may be sold by the Holder pursuant to either (a) clause (i) or (ii) of Section (b)(1) of Rule 144 and, with respect to such clause (i), the Company has been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for the then preceding 90 days and has filed all reports required to be filed thereunder during the then preceding 12 months (or such shorter period that the Company was required to file such reports) or (b) an effective Registration Statement (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on an Eligible Market and, if applicable, all of the shares issuable pursuant to the Notes are listed or quoted for trading on the Principal Market, (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Notes, (vi) there is no existing Event of Default or no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (vii) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 3(i) below, (viii) if the Company has previously publicly announced a pending or proposed Change in Control Transaction, such transaction was consummated prior to such period, (ix) the Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information, (x) there has been no Bankruptcy Event, (xi) the Company is not insolvent, and (xii) the average closing price per share of Common Stock on the Trading Market for such period shall be greater than $1.00 (as appropriately and equitably adjusted for stock splits, stock dividends, reverse stock splits and similar events) and the average daily trading volume shall be greater than $25,000 on the Trading Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Indebtedness” of any person or entity means (a) all indebtedness for borrowed money, including without limitation in connection with any mortgage, credit agreement or other credit facility, indenture agreement, factoring agreement or other similar instrument, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, except for trade payables entered into in the ordinary course of business, (c) all obligations in respect of letters of credit, surety bonds, bankers acceptances or similar instruments (including without limitation all reimbursement or payment obligations with respect thereto), (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including without limitation obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even if the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which is classified as a “capital lease” under GAAP (or IFRS if the Company is a foreign issuer) in excess of $25,000, and (g) all contingent obligations in respect of Indebtedness of others of the kinds referred to in clauses (a) through (f) above.

“Lien” means a lien, charge, security interest, mortgage, encumbrance, pledge or hypothecation.

“Make-Whole Amount” means, with respect to any Alternate Conversion, if as of the time the applicable Conversion Notice is delivered to the Company the Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of the Holder delivered in writing to the Company, all, or any part, of such cash payment as specified by the Holder in such Conversion Notice (which, upon the consummation of such Alternate Conversion in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document with respect to such portion of such cash payment converted pursuant to such Alternate Conversion).

“Market Price” shall equal the lesser of (a) the closing sale price of the Common Stock on the Trading Market on the Trading Day before the date on which the Market Price is being determined (“Determination Date”) and (b) the average of the daily VWAPs over the Pricing Period, where the “Pricing Period” equals the twenty (20) consecutive Trading Days immediately preceding the Determination Date.

“MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the “MFN Offering”) which grants to the investor (the “MFN Investor”) the right to receive additional securities based upon future capital raising transactions of the Company on terms more favorable than those granted to the MFN Investor in the MFN Offering.

“Obligations” means, in addition to all other costs and expenses of collection incurred by Purchasers in enforcing any of such Obligations, all of the liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, of the Company or Guarantors to the Holders of Notes, including without limitation all obligations under the Transaction Documents, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any of the Purchasers as a preference, fraudulent transfer or otherwise, as such obligations may be amended, supplemented, converted, extended or modified from time to time. Without limiting the generality of the foregoing, the term “Obligations” shall include without limitation: (i) principal of, and interest on, the Notes and the loans extended pursuant thereto; (ii) any and all other fees, indemnities, costs, obligations and liabilities of the Company or Guarantors from time to time under or in connection with the Transaction Documents; and (iii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Company or Guarantors.

“Payment Date” shall mean January 1st, April 1st, July 1st, and October 1st of each year, provided that if any such day is not a Trading Day, then such Payment Date shall mean the next succeeding day which is a Trading Day.

“Permitted Indebtedness” means any Indebtedness of the Company or any Subsidiary (a) evidenced by any of the Notes; (b) consisting of capitalized lease obligations and purchase money indebtedness of up to $25,000 in the aggregate, incurred in connection with the acquisition of capital assets, capital lease obligations or sale-leaseback arrangements, with respect to newly acquired or leased assets, provided that in each case such obligations are not secured by liens on any assets of the Company or any Subsidiary other than the assets so acquired or leased, (c) that is unsecured, is made expressly subordinate in right of payment to the indebtedness evidenced by the Notes pursuant to a written subordination agreement that is reasonably acceptable to all the Holders of Notes, and does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium thereon (if any) until at least ninety-one (91) days after the Maturity Date nor provide total interest and fees at a rate in excess of the effective interest rate and fees under the Notes, (d) related to trade payables incurred in the ordinary course of the Company’s or its Subsidiaries’ business or credit card debt associated with the payment of the foregoing; or (e) incurred pursuant to the Company’s existing credit financing facility with Square 1 Bank, including all amendments thereto and conversions contemplated thereby, as disclosed in the Recent Reports, including any extensions, refinancings and renewals thereof, provided that (i) the terms of any such indebtedness have not been changed in a manner substantially adverse to either the Company or the Holder from the terms existing on the date hereof, provided that no actions currently contemplated under the existing credit financing facility with Square 1 Bank and previously publicly disclosed, including all amendments thereto and conversions contemplated thereby in connection therewith, shall be deemed substantially adverse to Company or the Holder, and (ii) the aggregate amount outstanding under such facility, whether as principal, interest, expenses or otherwise, shall not exceed $15 million in the aggregate (“Square 1 Facility”).

“Permitted Liens” means (a) any Lien incurred pursuant to the Square 1 Facility, and (b) one or more Liens, which in the aggregate do not exceed $25,000 in collateral, (i) upon or in any property or equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such property or equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such property or equipment, or (ii) existing on such property or equipment at the time of its acquisition, provided that the Lien is confined solely to the property or equipment so acquired and improvements thereon and the proceeds of such property or equipment to the extent of such indebtedness.

“Per Share Selling Price” shall include the amount actually paid by third parties for each share of Common Stock in a sale or issuance by the Company, after the deduction of all expenses incurred in connection therewith. In the event a fee is paid by the Company in connection with such transaction directly or indirectly to any individual or entity, any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale of shares of Common Stock shall include the sale or issuance of Convertible Securities, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or conversion price thereof (in addition to the consideration received by the Company upon such sale or issuance less the fee amount as provided above). In case of any such security issued in a transaction in which the purchase price or the conversion, exchange or exercise price is directly or indirectly subject to adjustment or reset based on a future date, future trading prices of the Common Stock, specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, or otherwise (but excluding standard stock split anti-dilution provisions or weighted-average anti-dilution provisions similar to that set forth herein, provided that any actual reduction of such price under any such security pursuant to such weighted-average anti-

dilution provision shall be included and cause an adjustment hereunder), the Per Share Selling Price shall be deemed to be the lowest conversion, exchange, exercise or reset price at which such securities are converted, exchanged, exercised or reset or might have been converted, exchanged, exercised or reset, or the lowest adjustment which actually occurs, as the case may be, over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Company and the Holder. In the event the Company directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, then the Per Share Selling Price shall equal such effectively reduced conversion, exercise or exchange price.

“Principal Amount” shall refer to the sum of (i) the original principal amount of this Note, (ii) all accrued but unpaid interest hereunder, and (iii) any default payments owing under the Agreements but not previously paid or added to the Principal Amount.

“Principal Market” shall mean the Nasdaq Stock Market or such other principal market or exchange on which the Common Stock is then listed for trading.

“Registration Statement” shall have the meaning set forth in the Investor Rights Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Square 1” means Square 1 Bank.

“Square 1 Facility” shall have the meaning set forth in the definition of Permitted Indebtedness.

“Square 1 Loan Documents” means the agreements and documents entered into and delivered between Square 1 and the Company (including its subsidiaries) in connection with the Square 1 Facility.

“Trading Day” shall mean a day on which there is trading on the Principal Market.

“Transaction Documents” means the Purchase Agreement, the Investor Rights Agreement, the Notes, the Warrants, the Guarantee and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith.

“Underlying Shares” means the shares of Common Stock into which the Notes are convertible (including interest or principal payments in Common Stock as set forth herein) in accordance with the terms hereof and the Purchase Agreement.

“Variable Rate Transaction” shall mean a transaction in which the Company issues or sells, or agrees to issue or sell (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (z) under a warrant exercisable for a number of shares based upon and/or varying with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such warrant, or (b) any securities of the Company pursuant to an “equity line” structure which provides for the sale, from time to time, of securities of the Company which are registered for sale or resale pursuant to the Securities Act (which for the purpose of this definition shall include a sale of the Company’s securities “off the shelf” in a registered offering, whether or not such offering is underwritten).

“VWAP” shall mean the daily dollar volume-weighted average sale price for the Common Stock on the Principal Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by the OTC Markets. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the holders of at least a majority of the aggregate Principal Amount outstanding under the Notes. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Conversion Price or Market Price (or other period utilizing VWAPs).

The following terms and conditions shall apply to this Note:

Section 1. Payments of Principal and Interest.

(a) Interest Only Payments. Subject to the terms hereof, on each Payment Date and on the Maturity Date, the Company shall pay to the Holder all interest accrued to date on the entire Principal Amount of this Note (“Interest Amount”), in either cash or in shares of Common Stock at the Company’s option, in accordance with this Section 1.

(i) Cash or Common Stock. Subject to the terms hereof, the Company shall either (i) pay the Interest Amount in full in cash on each Payment Date or (ii) issue shares of Common Stock in satisfaction of such Interest Amount in accordance with the terms hereof, at the Company’s option. Prior to each Payment Date the Company shall deliver to all the holders of Notes a written irrevocable notice electing to pay such Interest Amount in cash or Common Stock or a combination of both on such Payment

Date. Such notice shall be delivered at least ten (10) Trading Days prior to the applicable Payment Date but no more than twenty (20) days prior to such Payment Date. If such notice is not delivered within the prescribed period set forth in the preceding sentence, then the Interest Amount shall be paid in Common Stock (subject to subsection (ii) below). If the Company elects to pay any Interest Amount in cash on a Payment Date, then on such date the Company shall pay to the Holder an amount equal to the Interest Amount due in satisfaction of such obligation. If the Company elects to pay such Interest Amount in shares of Common Stock, the number of such shares to be issued for such Payment Date shall be the number determined by dividing (x) the Interest Amount due, by (y) 93% of the Market Price determined as of the applicable Payment Date. Such shares shall be issued and delivered within three (3) Trading Days following such Payment Date and shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances, restrictions and legends. If any Holder does not receive the requisite number of shares of Common Stock in the form required above within such three Trading Day period, the Holder shall have the option of either (a) requiring the Company to issue and deliver all or a portion of such shares or (b) canceling such election to pay in Common Stock (in whole or in part), in which case the Company shall immediately pay in cash the Interest Amount due hereunder or such portion as the Holder specifies is to be paid in cash instead of being converted. Except as otherwise provided in this Section 1, all holders of Notes must be treated equally with respect to such payment of Interest Amounts. Any payment of the Interest Amount hereunder in shares of Common Stock pursuant to the terms hereof shall constitute and be deemed a conversion of such portion of the Principal Amount of this Note for all purposes under this Note (except that such conversion shall be at the rate set forth above and except as otherwise provided herein).

(ii) Limitations to Payment in Common Stock. Notwithstanding anything to the contrary herein, the Company shall be prohibited from exercising its right to pay any Interest Amount hereunder in shares of Common Stock (and must deliver cash in respect thereof) on the applicable Payment Date (1) if at any time within ten (10) Trading Days prior to the Payment Date any of the Equity Conditions fails to be satisfied or an Event of Default hereunder exists or occurs, unless otherwise waived in writing by the Holder in whole or in part at the Holder’s option, and (2) to the extent, and only to the extent, that such issuance of shares of Common Stock would result in the Holder hereof exceeding the limitations contained in Sections 3(i) and 3(k) below.

(b) No deduction, withholding or offset. Any payment by the Company to the Holder hereunder, whether for principal, interest or otherwise, shall not be subject to any deduction, withholding or offset for any reason whatsoever except to the extent required by law, and the Company represents that to its best knowledge no deduction, withholding or offset is so required for any tax or any other reason.

Section 2. Senior Debt. So long as this Note remains outstanding, the Company shall not, and shall not permit any Subsidiary (whether or not a Subsidiary on the Closing Date) to, directly or indirectly:

(a) Other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer or permit to exist any Indebtedness of any kind; or

(b) Other than Permitted Liens, enter into, create, incur, assume or suffer or permit to exist any Liens of any kind on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

Section 3. Conversion.

(a) Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at such Holder’s option, at any time and from time to time, to convert the outstanding Principal Amount under this Note in whole or in part by delivering to the Company a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”), which may be transmitted by email or facsimile. Notwithstanding anything to the contrary herein, this Note and the outstanding Principal Amount hereunder shall not be convertible into Common Stock to the extent that such conversion would result in the Holder hereof exceeding the limitations contained in, or otherwise violating the provisions of, Sections 3(i) or 3(k) below.

(b) Common Stock Issuance upon Conversion.

(i) Conversion Date Procedures. Upon conversion of this Note pursuant to Section 3(a) above, the outstanding Principal Amount hereunder shall be converted into such number of fully paid, validly issued and non-assessable shares of Common Stock, free of any liens, claims and encumbrances, as is determined by dividing the Conversion Amount elected to be converted by the then applicable Conversion Price, provided that so long as any Event of Default has occurred and is continuing hereunder, the Holder may convert this Note using the Alternate Conversion Price instead of such Conversion Price for all purposes hereunder by designating in the Conversion Notice delivered pursuant to Section 3(a) that the Holder is electing to use the Alternate Conversion Price for such conversion (each an “Alternative Conversion”). The date of any Conversion Notice hereunder and any Payment Date shall be referred to herein as the “Conversion Date”. If a conversion under this Note cannot be effected in full for any reason, or if the Holder is converting less than all of the outstanding Principal Amount hereunder pursuant to a Conversion Notice, the Company shall promptly deliver to the Holder (but no later than five Trading Days after the Conversion Date) a Note for such outstanding Principal Amount as has not been converted if this Note has been surrendered to the Company for partial conversion. The Holder shall not be required to physically surrender this Note to the Company upon any conversion or hereunder unless the full outstanding Principal Amount represented by this Note is being converted or repaid. The Holder and the Company shall maintain records showing the outstanding Principal Amount so converted and repaid and the dates of such conversions or repayments or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion or repayment.

(ii) Stock Certificates or DWAC. The Company will deliver to the Holder not later than three (3) Trading Days after the Conversion Date, a certificate or certificates (which shall be free of restrictive legends and trading restrictions if a Registration Statement has been declared effective covering such shares or such shares may be resold pursuant to Rule 144), representing the number of shares of Common Stock being acquired upon the conversion of this Note. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) prime broker with DTC through its Deposit Withdrawal at Custodian system (provided that the same time periods herein as for stock certificates shall apply). If in the case of any conversion hereunder, such certificate or certificates are not delivered to or as directed by the Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return this Note tendered for conversion. If the Company fails to deliver to the Holder such certificate or certificates (or shares through DTC) pursuant to this Section 3(b) (free of any restrictions on transfer or legends, if such shares have been registered) in accordance herewith, prior to the sixth Trading Day after the Conversion Date, the Company shall pay to the Holder, in cash, an amount equal to 1% of the Principal Amount per month.

(c) Conversion Price Adjustments.

(i) Stock Dividends, Splits and Combinations. If the Company or any of its subsidiaries, at any time while the Notes are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

As used herein, the Affected Conversion Prices (each an “Affected Conversion Price”) shall refer to: (i) the Conversion Price; and (ii) each reported VWAP occurring on any Trading Day included in the period used for determining the Market Price or Conversion Price, as the case may be, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 3(c)(i) and before the effective date in the case of the events referred to in clauses (B) and (C) of this subparagraph 3(c)(i).

(ii) Distributions. If the Company or any of its subsidiaries, at any time while the Notes are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Company or any of its subsidiaries (excluding those referred to in Section 3(c)(i) above), then concurrently with such distributions to holders of Common Stock in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, rights or evidence of indebtedness so distributed applicable to one (1) outstanding share of the Common Stock as determined in good faith by the Company and a majority-in-interest of Holders of Notes. In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets, rights or evidences of indebtedness so distributed or such subscription rights applicable to one (1) share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. If the Company and Holders of Notes are unable to agree upon the determination of the fair market value of such assets, rights or evidence of indebtedness so distributed, then the Company shall promptly submit (via email or facsimile) such disputed determination or calculation to a reputable investment bank or valuation company which shall be independent of all parties and selected jointly by the Company and a majority-in-interest of Holders of Notes. Alternatively, at the option of the Holder, in lieu of the adjustment provided for in this subsection (ii) the Holder may elect to receive, concurrently with such distributions to holders of Common Stock, the amount of such indebtedness, assets, cash or rights or warrants which the Holder would have received had this Note been converted into Common Stock at the lower of the Conversion Price and the VWAP immediately prior to the record date for such distribution.

(iii) Common Stock Issuances. In the event that the Company or any of its subsidiaries (A) issues or sells any Common Stock or Convertible Securities, or (B) directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding (other than pursuant to terms existing on the date hereof), at or to an effective Per Share Selling Price which is less than the greater of (I) the closing sale price per share of the Common Stock on the principal market on which the Common Stock is traded the Trading Day of such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options (“Fair Market Price”), or (II) the Conversion Price, then in each such case the Conversion Price in effect immediately prior to such issue or sale or record date, as applicable, shall be automatically reduced effective concurrently with such issue or sale to an amount determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Fair Market Price or Conversion Price, as the case may be, and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

The foregoing provision shall not apply to any issuances or sales of Common Stock or Convertible Securities (i) pursuant to the Transaction Documents, (ii) pursuant to any Convertible Securities currently outstanding on the date hereof in accordance with the terms of such Convertible Securities in effect on the date hereof, or (iii) to any officer, director, employee or consultant of the Company pursuant to a bona fide option or equity incentive plan duly adopted by the Company’s Board of Directors and stockholders. The Company shall give to the each Holder of Notes written notice of any such sale of Common Stock within 48 hours of the closing of any such sale and shall within such 48 hour period issue a press release announcing such sale if such sale is a material event for, or otherwise material to, the Company.

For the purposes of the foregoing adjustments, in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding.

For purposes of this Section 3(c)(iii), if an event occurs that triggers more than one of the above adjustment provisions, then only one adjustment shall be made and the calculation method which yields the greatest downward adjustment in the Conversion Price shall be used.

(iv) Rounding of Adjustments. All calculations under this Section 3 or Section 1 shall be made to the nearest 4 decimal places or the nearest 1/100th of a share, as the case may be.

(v) Notice of Adjustments. Whenever any Affected Conversion Price is adjusted pursuant to Section 3(c)(i), (ii) or (iii) above, the Company shall promptly deliver to each holder of the Notes, a notice setting forth the Affected Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.

(vi) Change in Control Transactions. In case of any Change in Control Transaction, the Holder shall have the right thereafter to, at its option, (A) convert this Note, in whole or in part, at the lower of the Conversion Price and the then applicable Market Price into the shares of stock and other securities, cash and/or property receivable upon or deemed to be held by holders of Common Stock following such Change in Control Transaction, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which this Note could have been converted immediately prior to such Change in Control Transaction would have been entitled if such conversion were permitted, subject to such further applicable adjustments set forth in this Section 3 or (B) require the Company or its successor to redeem this Note, in whole or in part, at a redemption price equal to the greater of (i) 120% of the outstanding Principal Amount being redeemed and (ii) the product of (x) the average of the Fair Market Price for the five (5) Trading Days immediately preceding the Holder’s election to have its Notes redeemed and (y) the Conversion Ratio. The terms of any such Change in Control Transaction shall include such terms so as to continue to give to the Holders the right to receive the amount of securities, cash and/or property upon any conversion or redemption following such Change in Control Transaction to which a holder of the number of shares of Common Stock deliverable upon such conversion would have been entitled in such Change in Control Transaction, and interest payable hereunder shall be in cash or such new securities and/or property, at the Holder’s option. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(vii) Notice of Certain Events. If:

A.	the Company shall declare a dividend (or any other distribution) on its Common Stock; or

B.	the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

C.	the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

D.	the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

E.	the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder at its last address as it shall appear upon the books of the Company, on or prior to the date notice to the Company’s stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

(d) Reservation and Issuance of Underlying Securities. Subject at all times to the limitations provided for in Section 3(k), the Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note (including repayments in stock), free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Notes, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments under this Section 3 but without regard to any ownership limitations contained herein) upon the conversion of this Note hereunder in Common Stock (including repayments in stock). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, and nonassessable, and, after the date which is six (6) months following the Closing Date, freely tradeable.

(e) No Fractions. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a share of Common Stock at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f) Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the conversion of this Note (including repayment in stock) shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by an assignment form; and provided further, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any such transfer.

(g) Cancellation. After all of the Principal Amount (including accrued but unpaid interest and default payments at any time owed on this Note) have been paid in full or converted into Common Stock, this Note shall automatically be deemed canceled and the Holder shall promptly surrender the Note to the Company at the Company’s principal executive offices.

(h) Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Eastern Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Eastern Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.

(i) Conversion Limitation. (i) Beneficial Ownership. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by the Holder, and the Company shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder the Holder (together with its affiliates) would beneficially own in excess of the Maximum Percentage (as defined and specified below) of the Common Stock (“Beneficial Ownership Limitation”). To the extent the above limitation applies, the determination of whether this Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its affiliates) shall, subject to such Beneficial Ownership Limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert this Note, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Beneficial Ownership Limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Note or securities issued pursuant to the Purchase Agreement. The Maximum Percentage shall equal             %1. [Investor 2 Insert Only: The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock.] [Investor 1 Insert Only: By written notice to the Company, at any time the Holder may decrease the Maximum Percentage to any other percentage specified in such notice, provided that any such decrease will not be below 4.9%.]

(j) Forced Conversion. Notwithstanding anything contained herein to the contrary and subject to the terms hereof, if the VWAP for each of ninety (90) consecutive Trading Days (such 90-Trading Day period being the “Threshold Period”) exceeds 200% of the then applicable Conversion Price, then the Company may, within three (3) Trading Days after the end of any such Threshold Period, deliver a written notice (“Forced Conversion Notice”) to the Holder to cause the Holder to convert all or part of the then outstanding principal amount of this Note as specified in such Forced Conversion Notice at the Conversion Price then in effect (“Forced Conversion”) on or prior to the fifteenth (15th) Trading Day following the Holder’s receipt of such Forced Conversion Notice (such date, the “Forced Conversion Date”). The Company may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Company shall not be effective, unless all Equity Conditions are satisfied on each Trading Day occurring during the applicable Threshold Period through and including the later of the Forced Conversion Date and the Trading Day after the date such Underlying Shares pursuant to such conversion are delivered to the Holder. Any Forced Conversion shall be applied ratably to all Holders of Notes based on their original principal amount of Notes, provided that any voluntary conversions by a Holder shall be applied against the Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if only a portion of this Note is forcibly converted. For clarification purposes, a Forced Conversion shall be subject to all of the provisions of this Section, including without limitation the provision requiring payment of liquidated damages and limitations on conversions.

[1]	Insert 9.9% for Investor 1 and 4.9% for Investor 2.

(k) Overall Limit on Common Stock Issuable. Notwithstanding anything herein or in the other Notes or in the Warrants issuable pursuant to the Purchase Agreement to the contrary, if the Company has not obtained Shareholder Approval (as defined below), then the Company may not issue, upon conversion of the Notes, a number of shares of Common Stock in excess of the amount of shares of Common Stock which may be issued upon conversion of the Notes and exercise of the Warrants (the “Issuable Maximum”) without causing the Company to breach its obligations under the rules or regulations of the Nasdaq Stock Market (including without limitation Section 5635(d) of the NASDAQ Stock Market Rules). Each Holder of Notes shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the aggregate principal amount of the Notes issued and sold to such Holder by (y) the aggregate principal amount of all Notes issued and sold by the Company. If any Holder shall no longer hold any Notes, then such Holder’s remaining portion of the Issuable Maximum, if any, shall be reallocated pro-rata among the other Holders. “Shareholder Approval” means approval by the shareholders of the Company, in accordance with the applicable rules and regulations of the Nasdaq Stock Market (including without limitation Section 5635(e) of the NASDAQ Stock Market Rules) and Delaware corporate law, of the transactions contemplated by the Purchase Agreement and the Notes and the Warrants, including without limitation the issuance of all of the Underlying Shares under the Notes and the Warrant Shares under the Warrants in excess of the Issuable Maximum. To the extent any portion of the Principal Amount of Notes is not convertible due to the Issuable Maximum, such portion shall bear interest at the Default Rate, and the Company shall promptly seek Shareholder Approval and recommend such Shareholder Approval to its shareholders.

Section 4. Defaults and Remedies.

(a) Events of Default. An “Event of Default” is: (i) a default in payment of any amount due hereunder which default continues for more than 5 Business Days after the due date thereof; (ii) a default in the timely issuance of Underlying Shares upon and in accordance with terms hereof, which default continues for five Business Days after the Company has received written notice informing the Company that it has failed to issue shares or deliver stock certificates within the fifth day following the Conversion Date; (iii) failure by the Company for fifteen (15) days after written notice has been received by the Company to comply with any material provision of any of the Notes, the Purchase Agreement or the Investor Rights Agreement (including without limitation the failure to issue the requisite number of shares of Common Stock upon conversion hereof and the failure to redeem Notes upon the Holder’s request following a Change in Control Transaction pursuant to Section 3(c)(vi); (iv) a material breach by the Company of its representations or warranties in the Purchase Agreement or Investor Rights Agreement; (v) if at any time the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or has failed to file all reports required to be filed thereunder during the then preceding 12 months; (vi) if at any time the Common Stock shall not be listed or quoted for trading on an Eligible Market; (vii) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company in excess of $25,000 or for money borrowed the repayment of which is guaranteed by the Company for in excess of $25,000, whether such indebtedness or guarantee now exists or shall be created hereafter; or (viii) if the Company is subject to any Bankruptcy Event.

(b) Remedies. If an Event of Default occurs and is continuing with respect to any of the Notes, the Holder may declare all of the then outstanding Principal Amount of this Note and all other Notes held by the Holder, including any interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (vii) and (viii) of Section 4(a), this Note shall become due and payable without further action or notice. In the event of such acceleration, the amount due and owing to the Holder shall be the greater of (1) 125% of the outstanding Principal Amount of the Notes held by the Holder (plus all accrued and unpaid interest, if any) and (2) the product of (A) the highest closing price for the five (5) Trading days immediately preceding the Holder’s acceleration and (B) the Conversion Ratio, provided that the amount due under this clause (2) shall not exceed 300% of the outstanding Principal Amount of the Notes held by the Holder if the Company is ready, willing and able to issue to the Holder freely tradable Underlying Shares in accordance with the conversion terms herein in full satisfaction of this Note while the Company’s shares of Common Stock are traded on an Eligible Market and the Company is subject to the reporting requirements of, and has filed all reports required to be filed under, the Exchange Act. In either case the Company shall pay interest on such amount in cash at the Default Rate to the Holder if such amount is not paid within 7 days of Holder’s request. The remedies under this Note shall be cumulative.

Section 5. General.

(a) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.

(b) Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

(c) Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

(d) Assignment, Etc. The Holder may assign or transfer this Note to any transferee only with the prior written consent of the Company, which may not be unreasonably withheld or delayed, provided that (i) the Holder may assign or transfer this Note to any of such Holder’s affiliates without the consent of the Company and (ii) upon any Event of Default, the Holder may assign or transfer this Note without the consent of the Company. The Holder shall notify the Company of any such assignment or transfer promptly. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(e) No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

(f) Governing Law; Jurisdiction.

(i) Governing Law. THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(ii) Jurisdiction. The Company irrevocably submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of New York, County of New York, or San Jose, California, over any suit, action, or proceeding arising out of or relating to this Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

The Company agrees that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder’s right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgement in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(iii) NO JURY TRIAL. THE COMPANY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE.

(g) Replacement Notes. This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.

(h) New York Civil Procedure Law and Rules Section 3213. This Note shall be deemed an unconditional obligation of the Company for the payment of money and, without limitation to any other remedies of Holder, may be enforced against the Company by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and the Company are parties or which the Company delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or the Company’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

(i) Guaranty and Security. This Note is guaranteed by the Company’s Subsidiaries pursuant to the Guaranty and secured by certain assets of the Company and its Subsidiaries pursuant to the security agreement contained in the Purchase Agreement and the Guaranty.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the day and in the year first above written.

LOCAL CORPORATION

By:
Name:
Title:

EXHIBIT A

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the Holder

in order to convert a Note)

Re:	Note (this “Note”) issued by LOCAL CORPORATION to on or about April , 2013 in the original principal amount of $2,500,000.

The undersigned hereby elects to convert the aggregate outstanding Principal Amount (as defined in the Note) indicated below of this Note into shares of Common Stock, $0.00001 par value per share (the “Common Stock”), of LOCAL CORPORATION (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion information:
Date to Effect Conversion

Aggregate Principal Amount of Note Being Converted

Number of Shares of Common Stock to be Issued

Applicable Conversion Price

Signature

Name

Address